AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment Agreement”) is dated as of October 11, 2013, by and among SEI Investments Global Funds Services (the “Fund Accounting Agent”), Tax-Free Fund For Utah (the “Predecessor Fund”) and Aquila Municipal Trust, a Massachusetts business trust (the “Trust”), on behalf of its series Aquila Tax-Free Fund For Utah (the “Successor Fund”).

RECITALS

WHEREAS, the Fund Accounting Agent and the Predecessor Fund are parties to a Fund Accounting Agreement dated as of June 26, 2006, as amended (the “Fund Accounting Agreement”) in connection with the provision of certain accounting services to the Predecessor Fund.

WHEREAS, effective on or about October 11, 2013 the Predecessor Fund is being reorganized into the Successor Fund, a newly-organized series of the Trust established to facilitate the reorganization.

WHEREAS, the Predecessor Fund, wishes to assign to the Successor Trust, on behalf of the Successor Fund, and the Successor Trust, on behalf of the Successor Fund, wishes to accept, all of the rights and obligations of the Predecessor Fund under the Fund Accounting Agreement, including the payment of any fees thereunder.

WHEREAS, the Fund Accounting Agent is willing to continue to provide such accounting services to the Successor Trust and the Successor Fund under the terms of the Fund Accounting Agreement and wishes to consent to such assignment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Assignment.  The Predecessor Fund hereby assigns all of its rights and obligations under the Fund Accounting Agreement to the Successor Trust, on behalf of the Successor Fund.  The Fund Accounting Agent hereby consents to such assignment.  After the date of this Amendment Agreement, all references to “the Fund” in the Fund Accounting Agreement shall be deemed to refer to the Successor Trust, and all references to “the Portfolio” shall be deemed to refer to the Successor Fund.

2. Ratification and Confirmation of Fund Accounting Agreement.  Except as set forth herein, the parties hereby ratify and confirm the terms of the Fund Accounting Agreement.  The parties agree that all of the representations, warranties, terms, covenants, indemnification obligations and conditions of the Fund Accounting Agreement shall remain unamended and shall continue in full force and effect.

3. Effective Date.  This Amendment Agreement shall become effective on October 11, 2013, or on the date the Successor Fund commences operations.

4. Counterparts.  This Amendment Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement as of the date first written above.

SEI INVESTMENTS GLOBAL FUND SERVICES

By:  /s/ John Alshefski
Name:  John Alshefski
Title:  Senior Vice President

TAX-FREE FUND FOR UTAH

By:  /s/ Diana P. Herrmann
Name: Diana P. Herrmann
Title:  President

AQUILA MUNICIPAL TRUST, on behalf of its series
AQUILA TAX-FREE FUND FOR UTAH

By:  /s/ Diana P. Herrmann
Name: Diana P. Herrmann
Title:  President